EXHIBIT 3.3


                       AMENDMENT TO THE RESTATED BYLAWS OF
                 HEALTH & NUTRITION SYSTEMS INTERNATIONAL, INC.

         The Restated Bylaws dated December 21, 1994 of Health & Nutrition Systems International, Inc. (the "Corporation"), are hereby amended, pursuant to an affirmative vote of the Board of Directors, effective as of the 25th day of September, 2000 as follows:

         1. Article III, Section 3.02 (entitled "Annual Meetings"), be and it hereby is deleted in its entirety and replaced with the following new Article III, Section 3.02:

                  SECTION 3.02. Annual meetings. The annual meeting of the shareholders for the election of directors and for the transaction of such other business as may come before the meeting shall be held on the third Wednesday in January in each year, if not a legal holiday, and if a legal holiday, then on the next succeeding business day not a legal holiday or on such other date and at such other time as the Board of Directors shall determine.

         2. Article III, Section 3.03 (entitled "Special Meetings"), be and it hereby is deleted in its entirety and replaced with the following new Article III, Section 3.03:

                  SECTION 3.03. Special Meetings. A special meeting of the shareholders for any purpose or purposes, unless otherwise prescribed by statute, may be called at any time by the President, by order of the Board of Directors or by a shareholder or shareholders holding of record at least [twenty-eight percent (28%)] in the voting power of the outstanding shares of the Corporation entitled to vote at such meeting.

         3. Article VII, Section 7.07 (entitled "The President"), be and it hereby is deleted in its entirety and replaced with the following new Article VII, Section 7.07:

                  SECTION 7.07. The President. The President shall have general and active management of the daily operations of the Corporation subject to the direction of the Board of Directors. In addition, the President shall perform such other duties and have such other responsibilities as the Board of Directors may from time to time determine.

         4. In Article VII, the following Section shall be added as a new
Article VII, Section 7.15:

                  SECTION 7.15. The Chief Executive Officer. The Chief Executive Officer shall have general and active management over matters relating to reporting and trading of the Corporation's common stock and matters relating to financing for the Corporation. In addition, the Chief Executive Officer shall perform such other duties and have such other responsibilities as the Board of Directors may from time to time determine. The Chief Executive Officer may or may not also serve as the President.

         IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Restated Bylaws as of the date first written above.

                                               /s/ Steven Pomerantz
                                               ---------------------------------
                                               Steve Pomerantz
                                               President